Exhibit 99.02

SILICON IMAGE

Moderator: Bob Gargus

October 19, 2004

4:00 p.m. CT

Operator:  Good day everyone, and welcome to today’s Silicon Image third quarter 2004 earnings release.  Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Bob Gargus.  Please go ahead.

Bob Gargus:  Welcome to Silicon Images third quarter financial results teleconference.  Joining me today are David Lee Chief Executive Officer, and Founder; and Steve Tirado, President of our Storage Division.

Please be cautioned that during this call, we will make comments regarding the future performance of the company.  These include remarks concerning our expected operating results, product introductions, and production ramps and standards announcements and adoptions.  We may also make comments regarding events that could potentially impact the future of the company.

Many factors taken individually or in combination could effect future business positions.  Actual companies results may differ materially from what I have described in these forward-looking comments.  I encourage you to familiarize yourself with the most recent 10-K as filed with the Securities and Exchange Commission on March 15th, 2004, for the period ending December 31st, 2003, and our second quarter 10-Q report, which was filed with the SEC on August 9th, 2004, for the period ended June 30th, 2004.  These reports describe relevant risk factors that could affect future outcomes.

Additionally, during the call today, we may highlight other factors that could impact any projection or other forward-looking statements.  Unless otherwise stated all amounts results, and projections, discussed on a pro forma basis, which excludes stock compensation expense, patent defense costs, acquisition integration costs, restructuring charges and impairment costs, amortization of good will and intangible assets, in process R&D expense, and gain or loss on derivative securities and escrow settlements.

A reconciliation of pro forma numbers to gap numbers can be found in our 2004 third quarter financial results press release, which is available on Silicon Image’s Web site, at www.siliconimage.com.

Before I turn the call over to David Lee, I want to point out that Silicon Image has several analysts to cover the stock, and this creates a range of variability relative to the Street financial models.  When we say Street estimates, we mean the consensus of all of the analyst models, and not necessarily the guidance that was given by the company.

Now I’d like to turn the call over to David Lee, CEO.

David Lee:  Thanks, Bob.  And thank you everyone for joining us today.  I’m happy to announce that the third quarter was another successful quarter for Silicon Image.  We achieved record revenues of a 47.9 million or 10 percent sequential increase and at the high end of the range of our guidance.  Pro forma profits reached 21 percent of revenue, with net income of 10 million or 12 cents per share.

Now I’d like to review two strategic highlights of the quarter.  First, on September 29th, we announced our new SteelVine storage architecture, a highly integrated revolutionary solution providing an inexpensive, easy to use, reliable, and scalable architecture, ideal for the small and medium business, and consumer electronics markets.  The announcement has been very well received, as evidenced by the interest that we’re receiving from ODMs and OEMs.  We expect SteelVine to make a significant contribution to our 2005 storage revenues.  Steve Tirado will provide more color on SteelVine and the storage business later.

Second, we expanded the PanelLink Cinema partner programs which aims to assure consumers, that a regardless of brand name CE devices featuring the PanelLink Cinema logo are content ready, and interoperable with other such branded devices.  Supporters include the major Hollywood studios, Samsung, Mitsubishi, LG and Sanyo and other industry leaders.  The program has gained significant momentum.  And we expect other key players to announce their participation at CES in January.

As a technology leader in promoting HDMI, and HDCP standards, we have positioned ourselves at the forefront of delivering this valuable program to the industry.  In addition to solidifying Silicon Image’s leadership position, PanelLink Cinema for their support overall (HTTM TDMI) market call.

Before we get into the line of business and financials, let me quickly give an update of the management transitions.  We have successfully narrowed our CEO search down to a few candidates and hope to reach closure well before the end of the year.  As Chairman of the company, I will continue to help in leading the company’s strategic direction, and ensuring that the new CEO inherits a strong and solid foundation for business growth.

We have also begun the CFO search in order to facilitate synergies between these two critical management positions.  The succeeding CEO will participate in this search.  Bob will remain as our CFO to oversee the orderly completion of our year-end books and Sarbanes Oxley 404 board certifications and to ensure a smooth management transition.

I’ll now give a more detailed review of our businesses.  Consumer electronics.  We successfully grew our CE business by 27 percent sequentially, which was better than our forecast.  Our sub test in the C market demonstrates the acceptance and demand for secure, all digital high band solutions for physical content delivery.

Product revenue grew by 40 percent sequentially, while licensing revenue declined 11 percent sequentially, to 4.7 million compared to 5.3 million in the prior quarter.  The third quarter’s PE gross was lead by HDMI receiver growth of 57 percent, and transmitter growth of 20 percent.  Leading CE manufacturers continue to announce HDMI functionality on multiple models across their home theater product lines.

HDMI continues to gain momentum with nearly 300 devices, announced or shifting that incorporated HDMI.  It is readily apparent that HDMI is well on its way to becoming the dominant interface technology of the future.

Now PC business.  In our piece business, we achieved modest sequential growth with a 10.5 million in revenue.  Our piece business was negatively impacted by the slower than expected ramps in Intel’s Grantsdale and Alviso chip set.  As well as depressed panel controller sales.  Our panel controllers were impacted by the general slowness in the PC and LTD monitor markets.  Coupled by customers phasing out all of the products, and awaiting arrival of the next generation products.  We’ll be announcing a new generation of panel controls in the first quarter that we expect to be successful later in 2005 as PC digital bundle be gaining the momentum.

(SDVO) based motherboards can utilize our DVI transmitters designed to work with Intel’s (SDEO port).  Silicon Image is currently the only transmitter manufacturer in production that takes advantage of this feature.  As such, we owned 100 percent of the market at this time, and shipped over 400,000 units in Q3.  Furthermore, this is continuing to drive DVI adoption, which according to display search is projected to reach approximately 55 percent in Q1 of 2005.

We expect our piece business to decline by approximately 10 percent in the fourth quarter, and to remain basically flat until the second half of 2005, at which time, we believe OEMs will move to the bundling of all digital systems.

Storage.  Revenues for the storage business were 10.4 million and declined by 11 percent.  This was slightly better than we had projected, although the (SATA business) was flat.  The slow ramp of the Grantsdale hindered (SATA) growth during the quarter.  During the quarter, we released our 3132, the industry’s first

TCI Express to (SATA) two host controller.  This exciting new chip has full (SATA II) functionality including native (man queuing) three gigabit per second, (ciga rolling) and support for ((inaudible)) suppliers, with a frame (inflammation) structure based sweeping.

Now, I’ll hand the call over to Steve Tirado, President of our Storage Division to provide more detail on our SteelVine technology.

Steve Tirado:  Thank you, David.  It is my distinct pleasure to be here with you today to describe Silicon Image’s latest innovation in storage technology.

On September 29th of this year, we announced the SteelVine storage architecture, and an implementation of that architecture the SB 2000.  SteelVine heralds the (appliancization) of storage.  And when I say (appliancization) I specifically mean that reliable available storage cannot only be plug and play but can now be affordable, because it is designed around the serial ATA interface, which is an industry standard connection between personal computers and disk drives.

As we did with DVI and HDMI, Silicon Image is enabling the commoditization of high bandwidth storage for mass-market applications.  SteelVine represents an entirely new approach for creating reliable, scalable storage for both newly emerging consumer electronics applications like PBRs, and DVRs, and for the small and medium business segment.  SteelVine is nothing short of a paradigm shift in storage architectures.  We have brought simplification and a price performance leap that will eventually enable enterprise class storage features, to be offered at less than $1 per gigabyte.

The basic problem we saw in the market was that reliable storage that typically takes advantage of (ray) techniques to provide redundancy and availability is too expensive, it’s too complicated, and too support intensive.  Yet, the storage industry as a whole, has continued to build upon this traditional architecture, which requires the installation of complex rate software stacks, management software, operating specific systems – operating system specific drivers, and specialized hardware add ons, typically SKSI and fiber channel, to enable that reliable available storage.

But the price and price performance of these solutions today sits at about $10 a gigabyte.  With a very sophisticated system on a chip implementation of SteelVine, Silicon Image literally takes the volumes of software necessary for traditional rate configurations and imbeds those capabilities in to Silicon.  The architecture takes full advantage of Silicon Image’s proven MSL ( Multi-layer Serial Lind) technology to provide massive bandwidth and wire speed switching in a single system on a chip at the lowest possible cost.

This first generation is a powerful 0.18 micron, (SMOS) SOC with a dual issue 32 bit super scaler processor with a storage specific instruction set, optimized for (raid) zero which is stripping, (raid) one which is mirroring, and (raid) 10 stripping and mirroring as well as partitioning and concatenation.

The SteelVine imbedded micro code supports features like disk to disk copy and rebuilt, packet cyclic redundancy checks and generation, hot plug and asynchronous even notification.  The SteelVine system on a chip also supports auto negotiation between serial ATA one and two, basically the 1.5 gigabit and three gigabit link speeds, and works with port multiplier aware and no aware host, and host bus adapters.  It’s also compliant with a variety of specifications including (SATA one and two), the (SATA) port multiplier, the (SATA) – the storage and closure management bridge, (SDMB).  The storage and closure processor SEP, and finally, external status specification.

SteelVine is available to large scale OEMs and ODMs as an SOC for implementation on a variety of platforms.  As it usually takes nine to 12 months to bring our customers to production on their platforms, Silicon Image is also offering a first generation implementation of SteelVine with the introduction of the SB 2000.

The SB 2000 is a five drive disk array that will be available in December of 2004 through a network of ours and system integrators on an international basis.  The combined SOC and SB 2000 revenue streams, represent an important source of growth for 2005, and should help our total storage business grow 40 to 50 percent year-over-year.

We expect to be making design win and partner announcements as soon as Q1 of 2005 as well as throughout the rest of 2005.  Reliable secure storage will become a corner stone of secure digital content delivery, for consumer and Hollywood content in the home.  Silicon Image has not introduced the right architecture at the right time with the right features and pricing, to enable digital content consolidation in the home.  This same combination will also enable small and medium businesses to enjoy those same benefits for their critical business data.

With that, let me turn the call back over to Bob for the financials.

Bob Gargus:  Thank you, Steve.  Let me cover the revenue segments in detail.

The DVI PC business revenues were 10.5 million, a very small increase from last quarter.  The 10.5 million includes 0.2 million of licensing revenues.  Storage revenue is 10.4 million, and decreased 11 percent from the second quarter.  The decline was the net result of four factors, one, fiber channel actual increased six percent as the transition to quads is occurring slower than anticipated.

Two, licensing revenues increased from 1.2 million to 1.5 million.  Three, the legacy systems parallel ATA symptoms or board business and USB portion declined to 1.8 million and was approximately half a million dollars better than we had expected.  And four the serial ATA portion of the business was flat.  We were projecting a pick up in serial ATA volume of around 10 percent, associated with the ramp of Intel’s Grantsdale chip set.  Grantsdale market acceptance is below projections, and has unfavorably impacted Serial ATA and PC DVI revenues.

The consumer electronics business was 27.0 million, up 27 percent from the second quarter.  Approximately 4.7 million of the 27 million came from licensing.  The product portion of CE revenues increased 40 percent over the second quarter.  We expect CE licensing revenue to decrease to approximately two million in the fourth quarter.  Despite weaker seasonality, we anticipate the product revenues will grow by approximately 10 percent in the fourth quarter.

Combined licensing and royalty revenues totaled 6.4 million, and was down two percent from the 6.5 million recorded in the prior quarter.  The 6.4 million is above the $5 million we have projected for total licensing and royalties.  Reoccurring royalties were approximately 1.5 million, which 0.8 million was in CE, 0.1 million on PC and 0.6 million in storage.  We have repeatedly stated that the licensing revenues are inherently lumpy.

That said, we are projecting that our fourth quarter licensing and royalty revenues will be in the six to six-and-a-half million range.  Our bookings weakened in the third quarter, due to general market conditions.  We are entering the fourth quarter with visibility of approximately 70 percent against a projection of flat revenues.  The product revenue portion of our business grew 13 percent sequentially in the third quarter, and was offset by the two – or partially offset by the two percent decline in licensing revenue.  The net was a 10 percent sequential increase.  ASP’s in the quarter declined by two percent.

From a customer concentration perspective, we had two customers and three distributors that exceeded the five percent threshold.  The customers were Samsung at eight percent, and Asuspower Power at six percent.  The third distributors were World Peace at 14 percent, Microtek at 13 percent, and Inno Micro at six percent.

Net income.  First, let’s discuss the third quarter GAAP numbers.  The GAAP gained for the quarter was 7.9 million or an earnings per share of nine cents on a diluted basis.  There were four reconciling items between our pro forma numbers and the GAAP numbers.  These four items totaled 2.2 million, with the single largest one being a stock based compensation charge of 1.5 million.  The majority of this is associated with the re-pricing of options backing 2000 and 2001, and option modification that resulted in variable accounting for these option grants.

Another portion of the stock based compensation is associated with pre IPO stock option grants, and options assumed from acquisitions.  Additionally, we had a $0.1 million loss associated with the warrants for Leadis shares from last quarter that were exercised this quarter.

Going forward, any changes in market pricing will be handled as a mark to market adjustment that impacts equity, and does not flow through the P&L.  The remaining two reconciling items, are the non cash amortization of good will and intangibles, and cash patent defense costs, which combined, totaled a loss of 0.6 million for the quarter.  I refer the listener to our earnings press release, which includes a full reconciliation of the differences between the GAAP numbers, and the pro forma numbers that we will discuss in this call.

The rules require that if we are going to provide guidance for non-GAAP or pro-forma numbers, we must provide guidance or explain why we cannot provide guidance for the GAAP equivalents.

Looking ahead, we may have three items of adjustment for the fourth quarter.  The first is the amortization of intangibles, given the acquisition of Trans Warp in the second quarter of 2003, we will incur amortization charges of approximately 0.4 million in this area.

The second item is the stock based compensation.  This item as two components, one that relates to the re-pricing of stock options in 2000 and 2001.  And it fluctuates with our stock price.  The second relates to pre IPO grants and stock options assumed in connection with acquisition and grants to non- employed.  As such there are several components of this item that can be positive or negative, and the charge is difficult to estimate.  We can state that the charge for the pre IPO acquisition non-employee grants will be approximately one to 1.5 million for the fourth quarter.  The portion that varies with our stock price is one that we cannot estimate.

The final item is a possible net gain associated with the legal sentiment of a genesis law suit.  This item is compromised of a one time settlement fee, ongoing royalties, the payment of legal bills on our balance sheet, and any additional legal fees incurred during the quarter associated with this matter.  The timing for receiving cash is unknown, and must await final resolution in the courts.

For the remainder of my presentation, I will focus on the pro forma financial statements that exclude these items, consistent with the guidance we gave at the start of the quarter.  Pro forma net income for the third quarter was 10.0 million.  This pro forma income is a $1.7 million improvement from the second quarter pro forma results.  This is an improvement of 10.5 million from the year ago quarter.  The third quarter earnings per share was 12 cents, and was an improvement of one penny over the Street consensus of 11 cents in earnings per share.  The pro forma income – pro forma net income of 10 million was 21 percent of revenue.

The operating results of Q3 as compared to Q2 of 2004 were one, increased product and licensing revenue contributed to a gross margin expansion of 2.4 million before cost changes.  Two, gross margin in total was 61.7 percent of revenue, and was up 60 basis points.  The product only gross margins were 55.8 percent, up approximately 150 basis points.  Guidance last quarter was for product gross margins to expand 150 to 200 basis points.  This improvement is the net result of cost improvements partially offset by the increased inventory reserves.  The net is an additional 0.6 million of gross margin, which combined with the volume mix portion mentioned in item one, results in overall gross margins expanding $3 million.

Operating expenses were 19.3 million, an increased 1.3 million from last quarter.  Last quarter, we stated that operating expenses would increase 0.5 million to 1.5 million.  And this is towards the higher end of our guidance.  And finally, our taxes increased 0.1 million quarter-to-quarter.

Gross margin guidance.  Looking at the fourth quarter, we anticipate that overall gross margins will improve.  We achieved additional cost improvement that flowed in to inventory during the third quarter, and show flow out in the fourth quarter.  As such, we would project that Q4 overall margins will improve 150 to 200 basis points.  Gross margin expansion is the net result of cost improvements, a richer mix of CE product being partially offset by lower licensing revenues and ASP erosion.

Expenses, total operating expenses at 19.3 million were 40.4 percent of revenue, and were up 1.3 million from the second quarter.  Operating expenses were down as a percent of revenue from last year’s 41.6 percent.

Looking forward, we will curtail our expense growth to match our revenue growth.  As such, we are projecting Q4 expenses to be flat.  Within the 19.3 million of operating expenses, we had 11.6 million or

24.2 percent of revenue for Q3 associated with R&D.  The actual spending in dollars increased 0.1 million from the second quarter.  We expect R&D expenditures to be approximately 11-and-a-half to 12 million in the fourth quarter.

SG&A spending was 7.8 and was 16.2 percent of revenue.  This is a $1.2 million increase from the second quarter levels.  We expect this to be between 7.3 and 7.8 million for the fourth quarter.  The increase to SG&A should be primarily associated with consulting expenses relative to implementing Sarbanes-Oxley 404 requirements.

Net interest income was 211,000 for the third quarter.  And we would expect this to rise to around 250,000 in the fourth quarter.

Taxes, we have booked approximately 0.4 million in income tax liability.  And for the fourth quarter, our estimate is approximately 0.3 million for taxes.  Now, let’s turn to the balance sheet.  We ended the quarter with 78.7 million in cash and short-term investments.  This was a $12.6 million increase from the 66.1 million balance at the end of the second quarter.  We have approximately 0.3 million in debt.  And we ended the quarter with total assets of 141.6 million.  DSL levels were up slightly at 43 versus the 42 days at the end of Q2.

Inventory was lower than we normally plan for at the end of last quarter.  We brought the inventory turns down to 5.2.  This resulted in inventories increasing $4 million quarter-to-quarter.  A final point related to the improvement in cash and short term investments, is that we received 7.1 million from employees exercising stock options, and purchasing shares through the company or through the company’s ESPP program.

The remaining 5.5 million is basically from operations.  We would project DSO to be in the range of 43 to 47 days for Q4, and inventory turns to be in the 5.3 to 5.8 range.

To recap the quarter, revenue grew four-and-a-half million to a record 47.9 million, a 10 percent sequential increase, and a 98 percent increase over the prior year.

Two, net income was 10 million and increased 1.7 million or 21 percent over the second quarter.  The incremental operating margin from the second quarter as a percent of the incremental revenue was 38 percent.  Compared to the fourth quarter of last year, we have averaged 44 percent over the first nine months of this year.  By this, I mean that 44 cents of every incremental dollar of revenue has flowed to the bottom line.  We are entering Q4.  We have approximately 70 percent visibility and are projecting total revenues to be flat.  Overall, pro-forma earnings per share were 12 cents, a one cent improvement from the Street consensus of 11 cents.

It’s important to note that we continue to execute and deliver.  We have established the solid track record over the last three years of execution.  We continue to have higher than average growth, higher than average gross margin.  We are generating consistent increases to our cash and short term investment balances.  And our operating margins at 21 percent are excellent.  In summary, we are all very pleased with our performance this quarter.  We successfully grew revenues, achieved strong pro forma profitability, introduced the revolutionary SteelVine architecture, significantly expanded the PanelLink Cinema partner program, and further enabled the rapid, worldwide adoption of HDMI.  We are strategically setting the stage, and are uniquely positioned for growth in fiscal year 2005 and beyond.

In fact, with that I’d like to turn 2005 guidance.  As our projected fourth quarter revenues weakened, we believe this will be caused.  We believe this was caused by market inventory corrections, and a weakening of end demand.  From a product perspective, our customer base, and design wins remain strong entering 2005.  This gives us confidence in projecting the total revenues or total product revenues, and note, this is revenues excluding licensing for a minute.  We grow 30 to 40 percent year-over-year.

The other part of our revenues mean licensing revenues will continue to be driven by strategic reasons that facilitate the expansion of our product sales.  As such, we expect total licensing revenues to grow approximately 10 to 15 percent.  Also, the royalty portion should expand to be around a third of the total licensing revenues for 2005.  Product gross margins should be in the 56 to 60 percent range.  And remember that I said product here, not total.  Taxes are projected to be in the five to 10 percent range for next year.  We would expect operating margins to range fro 19 to 23 percent for the year.

Our final comment is to remind everyone that I have stated on more than one occasion, that it is difficult for us to predict net seasonality.  By this, I mean that, that normal industry patterns would dictate that the first quarter would be seasonally weaker.  The hard question is how much of this weaker seasonality is offset by new product adoption.  Additionally, licensing revenues are inherently lumpy, and could help cover the seasonality or exacerbate the issue, taking a conservative approach and allowing for the seasonality, we would expect first quarter total revenues to be down 5 to 10 percent from the fourth quarter levels.  We expect product revenues starting in the second quarter, to return to sequential growth rates in the mid to high teens.  The bottom line is that this should trigger revenue projections in the range of 224 to 239 million for the full year, and pro forma earnings per share projections of $0.45 to $0.55 in pro forma earnings per share.  We will leave the reset of the model for the analysts to decipher.

Our final point is related to the genesis litigation.  Genesis during the third quarter, filed an appeal relative to the courts ruling.  We, in turn, have filed our response.  The matter is in the hands of the appellate court, and we do not expect to hear from them until some time next year.  As such, we cannot predict the timing associated with resolving this matter.

That concludes the financial section of the 2004 third quarter conference call.  At this time, we can open the call to questions-and-answers,

Operator:  Thank you.  At this time if you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touchtone telephone.  If you’re using a speakerphone on your conference, please make sure that your mute function is turned off to allow your signal to reach our equipment.  Once again, that’s star one if you’d like to ask a question.  And we’ll pause for just a moment to allow everyone to signal.

And we’ll take our first question from Jim Liang with SG Cowen.

Jim Liang:  Thank you very much.  First of all, on the inventory rise, could you just, Bob, talk about the composition of the inventory change, as far as whether it’s from the CE product or storage product or PC?

Bob Gargus:  It’s mostly in the consumer electronics.  As I mentioned last quarter, we actually ended with less inventory than we normally would desire to carry.  So while the inventory increased by four million this quarter, about two million of it was just getting back to a more normalized turn number.  And the other two million was associated with the surprise that we had relative to orders weakening.

Jim Liang:  So on that subject, have you seen the order weakness trend continue or is that moderating?

Bob Gargus:  That’s built in to the guidance that we’ve given for the fourth quarter.

Jim Liang:  OK.  Last question for David:  As far as the PC display migrating from dual mode to single digital display in the second half of next year, could you give us some more color as far as why you expect that to be the case?  And then, in that event, how do you see Silicon Image gaining market share?

David Lee:  Yes, first of all, you know, this LCD panel price is declining, and that will make it even more compelled for OEMs to bundle this LCD monitors with the all digital PCs.  The lower prices are helping the adoption, which should go above 50 percent in the Q1 2005 according to display search.  And as such, there’s more digital products out there, you know, people like to stick with the digital bundling or digital connections.

And at the same time, you know, as I mentioned we are, you know, we are introducing new architectures or a new set of solutions in this LCD controller areas early next year.  And they will help us to be in a good position in the second half to capitalize on this move to digital.

Jim Liang:  Thank you, great job.

David Lee:  Thanks.

Operator:  And we’ll go next to Daniel Gelbtuch with CIBC.

Daniel Gelbtuch:  Hey.  I was wondering, first of all, the HDMI business, what does the competitive landscape look like at this point?  And what will you be looking for in ‘05?

David Lee:  You know, most of the ‘05 design wins, you know, happened by Q3 of the year. As such most of our next year’s design win activities are almost done.  And we saw this pattern, you know, the year before, you know, last year, as well.  So as far as, you know, the competitive landscape is concerned, today, you know, we see almost no competitive threat to us winning next year’s design wins.  The competitive threat is none for 2006.

Most of the major players either focused on maybe one line of a product.  Or in some cases they postpone their launch of a product.  There is still a lot of new product introductions to come.  And as you know, most of the CE companies try to have the design locked down early win early so they can go through this lengthy qualification process which starts in the middle to late Q4, and goes thru to Q2/ Q3.  And then, they can launch this product in the Q2 to Q4 timeframe.

Daniel Gelbtuch:  I got it.  So you’re saying you basically have about 100 percent market share.

David Lee:  Very close to that today.

Daniel Gelbtuch:  Well, I mean who would be the people you’re looking over your shoulder at?

David Lee:  You know, we have heard, you know, like the Panasonic, and Toshiba Semiconductor, and, you know, Philips Semiconductor announced a product, but we haven’t really seen significant penetration of their product into our customer space, yet.

Bob Gargus:  So Daniel, this is Bob.  This is a good time to kind of point out that last year, we didn’t have the same seasonal issues that we’re talking about now.  But part of that was because associated with the HDMI standard’s release, we had a number of the CE companies pushing product to market with what we call out of cycle releases, meaning they released them in the fourth and first quarter so that they could have a representation of products with HDMI out in the market.

We don’t have that same thing happening now, but what we do have is a whole bunch of new products that will follow the more normal cycle of Q2, Q3 production ramps.  And that’s what’s built in to our guidance.

Daniel Gelbtuch:  I got you.  And then, just moving back over to storage, how do you see the Grantsdale adoption and then, you know, serial ATA from your perspective, how do you see that progressing over the course of ‘05?  Now what are you expecting is going to happen to port densities?  And where is going to be Silicon Image’s niche?

Steve Tirado:  OK.  This is Steve Tirado responding on this one.  Grantsdale is sort of coming along.  It’s been very slow in terms of its roll out.  However, what we’re seeing today is that our controllers are typically bought as a way of providing, you know, a higher end raid based solution for the – sort of the white box market, and the server market.

(ITH-6) which is the current generation of (south bridge) out of Intel, you know, on Grantsdale supports four serial ATA ports, but those ports are typically dedicated to the internal product’s that plugged in.  So, you know, your disk drives, and perhaps your optical.

So what we believe is going to happen is we will continue to be offered in that white box market, and in that high end server market, we have established ourselves as the highest quality vendor out there.  We’ve got the absolute best performance, a very high quality rate, software stack that we sell with the controllers.  And we’ve managed to basically hold on to that market share this year.  And I think, going in to next year, we’re very well positioned, especially given the fact that now that SteelVine storage architecture is available it gives them something to plug in to externally, that continues to add value to the serial ATA base.

Daniel Gelbtuch:  Now as far as SteelVine is concerned, where are we going to typically see this offered?  And at what price points, again?

Steve Tirado:  So, you know, our goal was really to take these very high quality enterprise features that you see in the enterprises today, these (raid) features and really commoditize them for mass market consumption, primarily for consumer electronics applications like DDRs.  There are also some media center PC types products out there, where people don’t want their photographs, and their videos disappear.  They’d like to have, you know, something that I call perpetual storage available on things that they really care about.  So you’re going to see 2005 announce some product design wins with partners in the CE space.

We’re also, through the implementation we did with the SB 2000 box, you’re going to see us in the small to medium business segment, largely because these kind of features are very expensive today.  You’ll pay, you know, up to $10 a gigabyte.  We will be offering at an average selling price of $2 a gigabyte in the marketplace.  So I think that five X cost reduction is significant.

Daniel Gelbtuch:  How much are we seeing, let’s say SB 2000 products hitting the market at what point in time?

Steve Tirado:  Well you’ll start to see revenue contribution in Q1.  We’re going to start shipping at the end of this quarter, but it won’t be meaningful revenues until next quarter.

Daniel Gelbtuch:  OK.  Well thank you very much.  And Bob, hate to see you go.

Bob Gargus:  Thanks.

Operator:  And we’ll go next to Charlie Glavin with Needham.

Charlie Glavin:  Thanks, guys.  Nice third quarter.  But turning for a second, more towards the first half of the year, David, in terms of, if I heard you right, in terms of the flattish revenue growth, it seems as if there’s a pretty large hockey stick on this.  If I’m not mistaken, previous guidance was assuming that there was going to be increasing competition as well as in the HDMI.  What exactly are the pricing share assumptions that assume that kick back from flattish growth over the next couple of quarter’s in to 15 to 20 percent growth.  Whereas, I think, previously we were talking five to 10 percent quarter growth through ‘05.

David Lee:  You know, I guess you’re referring to CE business.  And CE business, like I said, I think that next year, most of the design win, you know, with probably, I guess, close to a dozen, CE companies are already committed relative to the volume and forward pricing.

We will see pressure from competitors that we believe will be relatively small for the major CE customers.  You know, if we see some price pressures it will be some of the customers in APAC, you know, not major CE players but more related to potentially CE manufacturers in China.  On the one hand, we’re seeing a great growth potential, because in China is about to begin. So there’s a great potential that we can penetrate this market in China.  But on the other hand, there’s a lot of competition we will be facing in China.

So, you know, we see this typical Q1 seasonality is something that is inherent to the PC and the CE market.  So we’re seeing some seasonality in early Q1 and so on.  Starting Q2, and Q3 we’re seeing this healthy ramp of new designs that will result in a healthy growth potential for us in those, and later quarters.

Bob Gargus:  So Charlie, this is Bob.  The way we built our forecast for 2005 up is actually by these design wins by customer.  And within that, a lot of the pricing has already been negotiated.  Now I’m reluctant to give a lot of specifics about future pricing, here, just simply because I don’t want to telegraph it to the competition any sooner than we need to.

Charlie Glavin:  Thanks, I appreciate that Bob.  But actually, I think it was David, again, if I’m mistaken, but I thought you had indicated that the PC business was going to decline 10 percent sequentially, and then would be flat for the first half and then resume growth in the second half.  Was I mistaken on that?

David Lee:  No. As I mentioned, we are kind of phasing out some of the display products that uses this technology called LVDS.  And we’re moving on to display products that are based on what we call TMDS or DVI or

HDMI compatible devices.  And there are more companies that would like to move on to this display interface.  Especially, companies like Apple.

So, you know, we’re seeing more and more PC companies moving on to adopting DVI or HDMI based monitors.

So we will see this all digital bundling or digital video solutions picking up starting from second half of next year especially since in all of the outside projections, it is forecasted that the adoption rate of DVI will hit above 50 percent at the beginning of the year. So there’s more and more, you know, PC’s that will turn in to all digital only connections.

Charlie Glavin:  David, where was the desktop and the laptop penetrations exiting on Q3?

Bob Gargus:  It’s coming out of Q3 here according to display search.  This was a Q3 projection, not the Q3 actual.  It was in the 40% range.

Charlie Glavin:  OK.

Bob Gargus:  And it’s projected to be at about 55 percent first quarter of 2005.  So if you remember, we were much, much lower than this coming out of last year, and it jumped in to the high 30s in the first quarter of 2004 here, like 37 percent or so, I think, is what this play search reported.  So what we’re basically saying is that the digital out capability for the desktops has basically been expanding so rapidly that it’s very quickly becoming ubiquitous across all desktops.

Charlie Glavin:  OK.  And I apologize, for taking up so much time, but Steve, in regards to the SteelVine, just in regards to sort of a prior strategy at Silicon Image trying to bring in new technology.  And as it got to higher volume exiting out, when you talk about hitting the one – less than $1 per gigabit, if you look at some of the eight and 16 gigabit, you know, even Compaq flash cards are well below that right now.  At what point does Silicon Image actually look at this as just being an enabling platform and then exit it before they get in to, I believe, what one of the hard disk drive guys called one of the largest philanthropic sectors of the market.

Steve Tirado:  Well you’re mixing a little bit of apples and oranges.  The $1 per gigabyte I’m talking about is the $1 per gigabyte for reliable, you know, plug and play storage not for like a single drive or a flash memory.  So it’s a little bit different because we are bringing a lot of additional value.

But you’re absolutely right, I mean our goal is really to enable the OEMs and enable that marketplace to take advantage of what we have, and versus trying to build any sort of system’s business.  One of the things we wanted to do, however, because it takes us nine to 12 months to get our customer in to production is we wanted to bring the product in to the marketplace, so that people could tangibly witness what the benefits of the architecture are.

Charlie Glavin:  So is it safe to say that this will grow to a certain point, and then stay flat as a percentage, rather than increasing the percentage?

Steve Tirado:  Yes, so what’s going to increase is, you know, the chip and software licensing part of the business are going to continually grow.  And the system part of it will continue to enable that through VARs and SI’s only as long as we really need to.  We will take those channels, and have them be supplied by whatever OEM’s decide to take SteelVine on and really promote it in the marketplace.

So I mean we’ll stay true to sort of the fabless semiconductor knitting that we’ve known very well, albeit with a little bit more sophisticated support infrastructure for more complex implementation.

Charlie Glavin:  Got it.  OK.  I’ll pass it on.  Thanks, guys.

Operator:  And we’ll go next to Mark Grossman with America’s Growth Capital.

Mark Grossman:  Great, thanks.  Yes, on the SteelVine’s product can you give some sense for your targets for how big that business could be, if you look out to late ‘05 or ‘06?  And the product sounds pretty compelling?  So what do you view as really the potential hurdles to ramping that business up?

Steve Tirado:  You know, I think that the major hurdle is sort of again, it’s sort of – it’s a brand new technology, brand new approach.  It’s easy to grasp, because once you just plug this thing and it comes up and it provides all of these nice features, you know, people get it.  But it will take us a while.  I think this next year will be a lot of evangelism.  And it will be a lot of just basically hard work, getting everybody sort of familiar with this.  We are, absolutely, creating a new category of storage, by creating this appliance like approach to, you know, high value added features.

So I think that, you know, any time you create a new category of something it takes a little while for that to catch on.  However, as you know, our strategy has always been to take a look at the opportunity to increase license capabilities.  And also, enable others to take advantage of the architecture.  So we think that we’ll exit Q4 ‘05 with double digit revenue from SteelVine.

Mark Grossman:  OK.  Great.  And just a general question about the business, can you talk a little bit about component inventories in each of the three end markets, consumer, PC and storage?  What you think channel inventory looks like?

Bob Gargus:  So I don’t know that I can break it down for the three individually.  I can say that in total we, as I mentioned earlier, we had about $2 million more inventory on hand, than I would have otherwise liked.  And inside the channel with our distributor we’re at about 1.6 months.  Typically, anything from about 1.4 to 1.8 is perfectly normal for us.

Mark Grossman:  OK.  Great.  And you gave some revenue guidance for ‘05.  Can you break that out at all, by the three business segments?

Bob Gargus:  I’ll give you two of three, and let you back in to the third.  I would say that we are projecting the CE business to grow 40 to 50 percent and the storage business to also grow 40 to 50 percent.

Mark Grossman:  OK.  Great.  Thanks a lot.

Operator:  And we’ll go next to Brian Alger with Pacific Growth Equity.

Brian Alger:  Hi, guys.  Good afternoon.

Bob Gargus:  Hi, Brian.

Brian Alger:  Hey, Bob, just a quick clarification on that last question, when we’re looking at the 40 to 50 percent CE growth is that including the growth in licensing and royalty revenues for next year?

Bob Gargus:  That’s product only.

Brian Alger:  OK.

Bob Gargus:  Licensing, as I said, will grow in total by 10 to 15 percent.

Brian Alger:  Great.  And not trying to pin you down too much on the HDMI here because it’s fairly early in the game, but I’m wondering if you might be able to give us a sense for how many devices you guys are kind of thinking the market might be adopting next year, as far as ((inaudible)) in to your assumptions.

Bob Gargus:  We can give you the latest statistics that we have.  The latest statistics in public domain is that at the end of last quarter, we told you guys on the call, that there were about 160 devices, that had either announced their intent to go into production with HDMI or that were already shipping in the market.  That number is now over 300.  And that doesn’t include those products that will be announced at the CES show.

Brian Alger:  OK.  But we don’t have any volume numbers at this point?

Bob Gargus:  In terms of what are you looking for, Brian?

Brian Alger:  Well I’m just trying to understand this year, you know, if we’re going to have, I don’t know pick a number 50 million HDMI units this year?  And, you know, what sort of growth or what sort of unit numbers, are we looking at next year as far as, you know, total consumer devices that have HDMI connectors on them.

Bob Gargus:   I don’t recall the specific market numbers.  I mean there are services that forecast this data.  Display search has a forecast for not only DVI, but HDMI adoption.  They recently came out with that, which I think, showed a projection of, you know, like 194 percent growth over a five year period for DVI, and like 484 percent over the same five years for HDMI.

David Lee:  But also that growth is only indicating the number of devices that feature these devices.  A good percentage then will have multiple parts.  So if you try to estimate how many ports they’re going to use, it’s somewhat difficult to predict.  But we do have multiple post-production solutions available to our customers.  And, you know, I can tell you that a lot of these design wins going into next year will relate to multiple parts.  But also, you know, that growth is only indicating the part of the featuring HDMI.  But among these devices, now we’re seeing, you know, a good percentage of it is including multiple features.  So if you just, you know, try to estimate as to how many ports they’re going to use, you know, it’s somewhat difficult to predict.  But we do have this multiple product now operating to these customers.  And, you know, I can tell you in a lot of these design wins going on next year, as are related to the ((inaudible)) capabilities.

Brian Alger:  OK.  And one last question along the same lines, we’ve seen the FCC obviously, get a lot more aggressive with the digital television in the United States here.  And there’s been talk of effectively going de facto on the standard with HDMI and 1394 in the TVs.  As I understand that, there was a bit of a push back.  Can you maybe update us where we are in terms of the regulatory pushes for HDMI here, domestically?

David Lee:  You know, I think that the push back was related to a hearing that the FCC had.  But as you already have seen, four major Hollywood studios backed us on this PanelLink Cinema program, where they’re absolutely going after this HDMI and HDCP.  And they don’t want to make any, you know, market or consumer confusion about this interface.  So, you know, with their backings, and other CE companies really trying to promote.  This interfaces with over 300 products committed, the ease of use point of view, and consumer protection point of view.  Well I think HDMI, HDCP will – is already a dominant interface technology for the home theater of HDTV market.

Bob Gargus:  So yes, Brian, this is Bob too.  I mean right now the FCC has only approved DVI with HDCP or HDMI.  Those are the only two, really, kind of authorized outputs on a number of the devices.

Brian Alger:  You mean, other than analog.

Bob Gargus:  Other than analog.  And they have the ability to add new interfaces in the future.  But right now, there are still the only ones authorized.

Brian Alger:  OK and how fast do you think HDMI will begin to get integrated into other more integrated devices like system on a chip?

David Lee:  We’re already working very closely with the DVD chip set manufacturers like Mediatek.  And they’re close to releasing to production.  Additionally, we are working on highly integrated receivers with a well know but unannounced partner.  And also, there’s two ways to integrate: one is a very highly integrated solution with a video engine or functions, for example.  The other is to integrate multiple port capability for processing multiple video and audio streams simultaneously.  We’re pursuing both of these two ways to integrate.

Bob Gargus:  Yes, and Brian for those that have kind of doubted our ability to integrate. I encourage them to look at SteelVine, which has two 32 bit scalers or our engines inside of it, that were home grown.  There weren’t licensed.  It has high speed switching.  And it has an awful lot of integration in it.  And then, as David said, we’ll be going down two different paths – or two paths, one of integrating more functions.

Brian Alger:  Great.  Thanks guys.  Keep up the good work.

Operator:  And we’ll go next to Michael Bertz with WR Hambrecht.

Michael Bertz:  Hey, guys.  Just a couple of questions:.  I think most things have sort of been pounded through.  One, first, Steve, as far as SteelVine goes in to ‘05, and we’ve talked about product being up 40 to 50 percent in that segment for that year, I’m a believer in the opportunity coming from a storage background.  But where do you think that can sort of size inside of that growth with the, I guess, more motherboard or service base data?  I mean how do you think those two sort of relate to each other in terms of sizing for ‘05?

Steve Tirado:  Well, you know, part of what’s going to be difficult, for I think, some of the outside books to track is we’re looking at new emerging applications for storage in the consumer electronics area, you know like the DVR market which was about four million units in ‘03 and with eight million projected this year, and it’s projected to double next year, with a fairly health growth rate going forward.

There’s also quite a bit of interest in media PC’s where people want to have their storage, such that, you know, they don’t lose information.  So OK, so that represents sort of like a new emerging area that we’re going after.

With respect to the traditional markets, we’re really focused down on the small to medium business segment, where people just don’t have the staffing and the resources to deal with software stacks that are complicated, or management schemes that are complicated.  So I’d love to have you come in and get a demo that’s basically, as long as they’re a (SATA) port on the motherboard, and basically all of the PC’s these days have (SATA) ports on them, you can literally plug a SteelVine in and have a nice reliable solution where all of the capabilities have been programmed in to the chip from the factory, and you just plug it in and use it.

In the event of drive dive, you can pull it out, and you push in another one, and it automatically rebuilds for you.  We think this usage model is absolutely significant.  In addition to that, we’re making sure that the costs are going to be low because we built this around the (SATA) standard, which is going to have the volume drive, and therefore, the lowest possible cost per gigabyte in the marketplace.

Michael Bertz:  OK.  Great.  And then, just to make sure I got this right for the third quarter, it sounds like the legacy pieces were down 1.8 million.  So everything else, outside of what you talked about Bob is actual (SATA) that goes to motherboards and such, right.  So the legacy licensing, and fiber channel, that’s it.  Everything goes – everything else is (SATA) right?

Bob Gargus:  That’s correct.

Michael Bertz:  OK.  And then, I guess, as we look in to the fourth quarter here, I mean obviously, visibility not necessarily where we’d like to see it.  And you talked about, and I guess let me ask an earlier question a different way.  You talked about basically your order visibility as being completely build in the guidance.  If you were to think about it, you know, as we came out of the end of September and in to October, was there any pick up in that order pattern?  Are we seeing anything where OEM’s and customers are saying we know you have inventory, you can get it to us quickly.  You know, is that picking up at all, or has it basically been flat?

Bob Gargus:  It’s – I would say it’s unchanged.  We saw the weakening occur during September.  We have not seen it pick yet, here in October.  And that’s built in to the guidance, again, that we’ve given.

Michael Bertz:  OK.  And then last question for you, Bob, in the consumer electronics business, can you give us a sense of kind of the split between DVI and HDMI for you guys right now, and sort of where you think that will be by the end of the year?

Bob Gargus:  It’s close to – it’s actually almost 50-50 right now.

Michael Bertz:  OK.  And where do you think that will be by the end of the year?

Bob Gargus:  I don’t see it changing that much in the fourth quarter.  Next year, I think, it will – but the time we get to the end of next year, we expect DVI to be very little of the total CE business.

Michael Bertz:  OK.  Great, guys.  Thanks very much.

Operator:  And our next question comes from Jon Gruber with Gruber and McBaine.

Jon Gruber:  This is for Steve, although I think it was just asked.  My question was fourth quarter SteelVine revenues, which you said will be double digits.  So maybe I’ll ask another one, in ‘06, I mean if you’re going to have that steep of a ramp this year, how do you see ‘06 Steve, revenue, in SteelVine.

Steve Tirado:  Well, you know, a lot is going to depend on how things go after this year.  I mean I’m hoping to do even better than that.  But I think that the revenue can grow at – certainly at a 30 to 40 percent clip year to year.

Jon Gruber:  Well you’ll have to grow more than that if you’re going to start very small in the fourth quarter of this year, and go to…

Steve Tirado:  Well no, the number that you’re talking about…’

Jon Gruber:  … 10 to 15 million by fourth quarter.

Steve Tirado:  Yes, so the number that we were talking about, first of all, is Q4 2005, and that’s next Q4.

Jon Gruber:  Yes, I know 2005, double digit you said.  So 10 to – over $10 million.

Steve Tirado:  That’s right.

Bob Gargus:  So I think what Steve was saying is for ‘06 you would – he feels that, you know, the 30 to 40 percent growth in ‘06 is very much there.  And I think what Jon is saying that the ramp through ‘05 is probably 50 back end loaded, that if you exit at that rate, even if you were falt going forward that you’d have to exceed 30-40% growth.

Jon Gruber:  Right.

Bob Gargus:  So you’re probably going to have it grow a lot higher than that in ‘06, which is probably true mechanically.

Jon Gruber:  Yes, OK.  Thank you.

Operator:  Our next question comes from Jenny Hsu with Thomas Weisel.

Jenny Hsu:  Hi, good afternoon.  I’m actually calling on behalf of (Jeremy).  I just had a quick question on the inventory build for CE, the 4 million was that more in the transmit or the receiver side?

Bob Gargus:  It’s on both.

Jenny Hsu:  OK.  All right.

Bob Gargus:  But, you know, remember that we still have over half the business in CE as on the receiver side, but the storage business has been – or the transmitter side has been picking up a lot more recently.

Jenny Hsu:  OK.  Great.  And then, I just had a couple of questions on SteelVine.  It sounds like initially, you’re going to be targeting the small and medium sized businesses.  And I was wondering what sort of growth rates do you see that?  And then, maybe if you could discuss the growth rates, and potential penetration for the digital home.

Steve Tirado:  Yes, probably in this first year, a lot of what you’re going to see is small to medium business revenue.  It will be more disproportionately that than it will be in the consumer electronics area, because it will take, you know, this year to kind of work with our OEM partners to get them in to production.  So most of the CE or home type applications, you’re probably not going to see, you know, hitting us until the end of the year, or probably in to – sort of an ‘06 phenomenon.

2005 is going to be a lot of these small to medium businesses, basically going for something that they can use readily and that is very affordable for them.  And we’ve already lined up all of the channel partners that we think are going to be important for us in order to get the business going.

Jenny Hsu:  OK.  And in terms of targeting the digital home in 2006, who do you view as your, you know, potential competitors in that space?  Because, you know, given its an emergent and very nascent market?

Steve Tirado:  Well I can tell you, you know, I went out and I’ve now talked with all of the major MSOs out there, all of the people who are offering this DVR capability as sort of a check market item for satellite and, you know, cable services.  And what they tell is no one has really looked at the problem of digital content consolidation or storage for CE in the way that we have.

I mean we have taken a serious look at the re-architecture of storage to take in to account the fact that in the CE market, your products are expected to last longer.  They’re expected to be very reliable.  They’re expected to be, you know, inexpensive.  And as people start to put precious digital assets on their storage, they just don’t want that stuff to go away.  I think a lot of us don’t realize that, you know, we’re no longer taking analog pictures.  We’re documenting our lives digitally.  And if those drive die, you just lose that stuff forever.  A lot of times people don’t even take, you know, make the paper copies of the pictures they have.  So I think this is something long overdue.  The number one thing filling up disk drives in the home today are digital photos and MP3 music.  And so I think users would love something they could just plug and play.  They don’t have to do any configuration work.  And yet, they have a very reliable place to store their pressure digital content.

Now, you know, it will take us a while to kind of get the channels in place and get that going.  I think the first announcement you’re likely to see, and the first revenue in the CE arena you’re going to see Silicon Image get is going to be around the DVR market, because the high definition boxes are coming out right now.  And that alone increases the need for storage about (nine times).  So there’s definitely a requirement out there for scalable, reliable storage in this market.

Jenny Hsu:  OK.  So then for the home, would you expect growth rates to be may be 50 to 60 percent, versus small to medium business like 30 to 40 percent?

Steve Tirado:  You know, it’s really hard for me to calibrate it in that way.  The best I could tell you is that for this year, it will primarily be small to medium business so that will be almost all of the growth with it, again, the tail end of the year it will start to see growth.

I think the big volume potential clearly is in the consumer electronics digital content consolidation storage.  There’s no question about that.  There is an enormous market opportunity, millions and millions of units of opportunity as we look in ‘06.  And we know that people are very concerned about this issue.  There have been several surveys done by the DVR vendors, one by Scientific Atlantic just recently I recently looked at.  The number one thing people are asking for is more recording time, in other words, more storage.

And so, what we have done is very timely.  And I think it’s something you’re going to see applied in the high definition market towards the end of ‘05, and increasingly in – even lower end applications as we get in to ‘06.

Jenny Hsu:  OK.  And then, just one last question on margins, for the SteelVine product, I know you’re using the storage appliance to enable your market on the chip side.  What are the margins for the box, and what are the margins for the chip itself, with the software imbedded?

Bob Gargus:  So this is Bob.  The margins on the SteelVine product set will not damage our overall margins.  They will be consistent with the kind of total product gross margins or above that we currently have.

Steve Tirado:  Yes, part of the reason for that is the unique way we’re sort of doing this.  We’re working with supply chain partners.  And there are pieces we’re providing; there are pieces they’re providing.  So that allows us to have a very nice margin business going forward.

Jenny Hsu:  OK.  Thank you very much.

Operator:  And we’ll go next to John Matthews with Peyton Macy Ventures.

John Matthews:  Hi, guys.  All of my questions revolve around the storage part of the business.  First of all, regarding the SteelVine architecture you were just discussing, you mentioned the opportunity in the DVR market, is that for the appliance itself?  Or for the chips – or what’s the opportunity there?

Steve Tirado:  The supply base there is very well established, and our goal, really, is to enable those guys to take advantage of what we have developed here.  I mean our goal is not to build a box that, you know, is leased by them, or available in retail.  However, you know, we may wind up enabling a company that wants to go in to retail that already has a business there, and, you know, is obviously is an established player.  So again, we want to go in and enable the architecture to be able to be used.  The supply chain is already there, and we know how to work with those guys.

John Matthews:  OK.  So it’s not the appliance itself, it’s more the architecture to be used by the manufacture of these DVR’s.

Steve Tirado:  Absolutely.  And that’s really the primordial goal here is we want SteelVine everywhere.

John Matthews:  OK.  So that leads to my other question which was, the manufacturing of this appliance seems to be a pretty radical shift in business model for you in terms of moving away from established semiconductor exclusively and intellectual property licensing company.  So is it your long-term goal to be making these appliances, and moving in that direction?  Or is it – are you going to have more of the architecture, and have other people build these appliances?

Steve Tirado:  You know, you can think of this in the way you think about Intel’s business or Nvidia business or ATI’s business, anybody who sells a complex, you know, chip/software implementation, typically does build reference designs, and they’ll enable some number of platforms out there, just so that the OEMs kind of get it, and they’re able quickly get to market.  So that’s part of our intention.

Clearly, this year, by releasing the SB 2000 for sale in to the small to medium business market, what we’re doing is sort of advancing the revenue stream by kind of taking matters in to our hand.  But again, our ultimate goal is not to stay in a business where we’re, you know, building box after box.  We want to enable the existing supply base to have access to the architecture.  And for them to promote and sell this for what it can bring.  And in that way, we’re trying to make sure it comes out to the lowest possible cost for end users.

John Matthews:  Right.  OK.  Now do you have storage vendors lined up, adopting this new architecture?

Steve Tirado:  Well we have a (VAR) and system integrator channel that’s going to be buying these boxes that we’ve developed.  We are in discussions with a lot of companies around implementing our architecture for a variety of solutions.  I think you’re going to be interested in some of the announcements that we’ll be making over 2005 in the way in which they want to use SteelVine.  There are many, many ideas on how to bring, you know, reliable storage to the marketplace, or many applications, not just those that I have focused on, which are the consumer electronics and small to medium business.  There really are some other interesting applications out there for this.

John Matthews:  OK.  Now one last question regarding the storage vine architecture.  To what degree do you consider network attached storage solutions to be a competitor to that, in terms of being able to access your storage from any number of computers on the network, versus just directly attaching the storage appliance to one computer.

Steve Tirado:  So we’re agnostic.  I mean there are a lot of (raid) heads – I mean not (raid) heads, but (NAS) heads out there that are looking for storage architecture underneath.  So what those vendors want to do is provide, you know, the head end, you know, the processing piece of that.  And then, for the storage management, SteelVine is very complimentary to what they would want to offer the marketplace.

Now, you’re sort of flagging a potential direction we could take moving up the stack, and actually offering an interface in to the, you know, Ethernet TCP/IP world.  But let’s say for now we’re very agnostic to the connection that’s there.  And we can sit behind that head in.

John Matthews:  I see.  So then theoretically in the future, you could have people providing solutions with your SteelVine architecture, but the connection not deemed an external (SATA) port, but Ethernet for example.

Steve Tirado:  That’s right.  And so what would happen is they would handle all of the Ethernet traffic, and all of the transactions, and they would have, you know, a translation layer to talk to, the serial (ATA) stuff that we’ve done.  And then, we would handle all of the storage management, sort of automatically for them.

John Matthews:  I see.  OK.  Very good.  The last question is regarding the (SATA) controller business this last quarter, Steve I heard you say that the market share held steady in terms of previous quarters.  Do you know – you have – I have never seen any kind of market share data on that?  Do you know what the exact market share numbers are?

Steve Tirado:  You know, I can tell you sort of, we’ve shipped a little over $4 million controllers in to the marketplace so far.  And, you know, the – what it will require for us to grow more is that for the Grantsdale platform to get moving, which we hope will start to get moving somewhat this quarter, and then pushing up a little bit harder in the next quarter.

Part of what’s going on is, you know, with Intel changing to PCI Express, part of what holds back the adoption of the new card is, you know, all of the add in cards for PCI Express aren’t all available yet.  You know, there are a lot of PCI cards, PCI X cards out in the market, the PCI Express cards aren’t fully there.  So a lot of corporations will hold back until everything is available, you know, every graphics cards, every IO potion card that they want on the platform needs to be available before they’ll make the shift.

So this is a little bit bigger transition that I think a lot of people are realizing.  And so, of course, we’re gated by the adoption of that platform for our new controllers.

John Matthews:  I see.

Steve Tirado:  So a good proxy for our success with the controllers would be to kind of watch how Grantsdale does on the follow on platforms.

John Matthews:  Excellent.  Thank you very much.

Steve Tirado:  You’re welcome.

Operator:  And we’ll go next to Jason Paraschac with Kauffman Brothers.

Jason Paraschac:  Hi, good afternoon, guys.  Just really quickly on the HDMI platform, when you look out at the growth in 2005, can you give us a sense of how much of that growth is tied to the release of high definition DVD products?  Or is that not really even factored in to your forecasts?

Bob Gargus:  Jason, can you restate your question again?

Jason Paraschac:  On the HDMI growth for 2005, how much is dependent on or, you know, based on high definition DVD products being rolled out there in the market?  Or is that a potential, you know, add on to your, I guess, forecasted market?

David Lee:  I think, you know, when we saw DVI adoption happen in the CE space, we saw this didn’t happen in the set top box but rather the DVD players.  And the earlier this year, the DVD (forum) authorized DVI/HDMI as an authorized digital output.  The HD DVD market, you know, most likely to have the same set of rules, you know, HDMI with HDCP would be the authorized output.  And that is the requirement of the content owners as well.  So I think the HD DVD market has not really opened up for content business, because the content owner is not releasing HD DVDs.  They’re still working on the encryption algorithm.  So this gets released and then devices will begin to FLOW.

And since it’s a high definition, high quality devices, it most likely adopt HDMI from the beginning.

Jason Paraschac:  So should I take from that you’re not expecting the high definition DVD market to really even materialize next year?  More of a …

David Lee:  It will materialize probably in the later half of the year, again, because they’re still working on the encryption.  It then must be approved by the government, content owners, and the CE manufactures.

Bob Gargus:  So, Jason, this is Bob.  We’re not counting on that for any significant amount of growth in the equation that we’ve given as part of the guidance.

Jason Paraschac:  OK.  Fair enough.  Thanks, you guys.

Operator:  And we’ll go next to Jeff Osher with JMP.

Bob Gargus:  Hi, Jeff, just before you join, I think I’m going to tell the operator that we’re going to take about two more questions, and then after that we’re going to stop, so we can get to the phones and deal with the calls and stuff that are coming in.  So go on with your question, please.

Jeff Osher:  OK.  Thanks, guys.  Just a quick question on the guidance, I didn’t hear.  Are you going to accrue a tax rate in ‘05?

Bob Gargus:  We’ve been booking at about a two percent tax rate this year.  You know, if you look at it mechanically we’ve told people it’s two percent plus a withholding tax, on some of the licensing deals that are in the Asia Pacific rim, where the revenues gets grossed up, and then, we book a tax down below, so that mechanically, I guess, it may be averaging three and a fraction percent or so.  We expect based on our NOLs and everything that our effective tax rate for next year will be between five and 10 percent.

Jeff Osher:  OK.  But as far as booking a tax asset or taking an annual reserve.

Bob Gargus:  We won’t book a tax asset, probably, until the end of next year or the year after, mostly because the accounting require that we have an established track record of profitability.  And while we have that now from a pro forma basis point of view, we don’t have that from a GAAP basis.

Jeff Osher:  OK.

Bob Gargus:  So from a GAAP point of view, I don’t think they would allow us to book the NOL as an asset, yet.

Jeff Osher:  OK.  Good job guys, thank you.

Operator:  And as a final reminder, that’s star one if you would like to ask a question.  And we’ll go next to Carl Motey with Wachovia Securities.

Carl Motey:  Thank you.  Obviously most of my questions have been answered, but Steve could you just give us a rough ASP of the SteelVine SOC?  I realize, you know, it’s going to be pretty early here, but at least, you know, compared to your current blended average ASP for the corporation, and if you could just give us an idea there.

Steve Tirado:  You know, at this point, I’d really not like to give that kind of information out because it’s early, and I don’t really want to flag the competitors.

Carl Motey:  Fair enough.  But I mean, is it safe to assume it’s an order of magnitude higher than what you have today in terms of your …

Steve Tirado:  Of course.  This is a far more valuable piece of technology.  And of course, it’s going to be much more expensive relative to the controllers that we sell today.

Carl Motey:  OK.  Great.  All right, thank you.  Good job guys.

Steve Tirado:  Thanks.

Operator:  And gentlemen, we have no further questions in the queue.

Bob Gargus:  OK.  With that, I’d like to thank everybody for attending.  And we look forward to seeing you next quarter.

Operator:  That concludes today’s conference.  We appreciate your participation.  And you may now disconnect your lines.

Bob Gargus:  Thank you, Operator.

Operator:  You’re welcome.

END